Exhibit 10.1

SEVERANCE AGREEMENT

In exchange for the promises and covenants contained herein, MathStar, Inc., a Delaware corporation (the “Company”), and Douglas Pihl (“Employee”) hereby agree as follows:

1.                                       Definitions.  We intend all words used in this Severance Agreement (“Agreement”) to have their plain meanings in ordinary English.  Specific terms we use in this Agreement have the following meanings:

A.                                   Employee, as used herein, shall include the undersigned Employee and anyone who has obtained any legal rights or claims through the undersigned Employee.

B.                                     Company, as used herein, shall at all times mean MathStar, Inc., its parent company, its subsidiaries, successors and assigns, its affiliated and predecessor companies, their successors and assigns, their affiliated and predecessor companies, and the present or former directors, officers, employees, representatives, and agents (including, without limitation, its accountants and attorneys) of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to employees or former employees of the Company, in their official or individual capacities.

C.                                     Employee’s Claims, as used herein, means all of the rights Employee has now to any relief of any kind from the Company, whether or not Employee now knows about those rights, arising out of his employment with the Company and his separation from employment with the Company, including, without limitation, claims arising under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act; the Oregon civil rights laws codified in Oregon Revised Statute sections 659A.100, et seq.; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; or other federal, state or local civil rights laws; all claims for alleged breach of fiduciary duty under Section 409 of the Employee Retirement Income Security Act allegedly impairing the value of Employee’s accounts under any qualified retirement plan sponsored by MathStar, Inc.; claims for breach of contract; fraud or misrepresentation; defamation, intentional or negligent infliction of emotional distress; breach of covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices.

2.                                       Separation Date.  Employee’s last day of work for Company shall be on a date to be determined by the Company (“Separation Date”).

3.                                       Company’s Obligations and Severance Agreements.  In consideration for Employee’s promises contained herein, specifically including, but not limited to, the release of all claims by Employee and Employee’s promises to refrain from disclosing confidential information of the Company, the Company agrees as follows:

A.                                   Severance Payment.  The Company agrees to pay to Employee a Severance payment of $216,285.60 (“Severance Payment”), which is equal to twelve (12) months of Employee’s base salary calculated at Employee’s regular rate of pay as of the date of this

Agreement.  This Severance Payment will be payable in one lump sum after the expiration of the Rescission Period, as hereinafter defined.  The Severance Payment shall be subject to all federal and state withholding taxes and FICA.  This payment will be made no later than July 31, 2008.

B.                                     Medical Insurance Benefits.  The Company, pursuant to federal and state law, will provide, for a period of eighteen (18) months following the effective date of Employee’s termination (“COBRA Period”), a continuation of the group medical insurance coverage previously provided to Employee by the Company, entirely at Employee’s expense.

C.                                     Salary.  Effective August 1, 2008, the Employee will retain current salary plan, all current benefit plans, and will remain the Chief Executive Officer and Corporate Officer until further notice by the Board of Directors.

4.                                       Employee Obligations.  As material inducement to Company in entering into this Agreement and providing the consideration described in Section 3, Employee hereby agrees as follows:

A.                                   Release.  Employee agrees to release all Employee’s Claims.  Employee acknowledges that the money and promises received and to be received by Employee are in exchange for the release of Employee’s Claims.

B.                                     Covenant Not To Sue.  Employee agrees that he will not initiate any litigation to pursue claims which Employee released in Section 4.A.  This covenant does not apply to litigation challenging the validity of Section 4.A.  Excluded from this covenant are any claims which cannot be waived by law, including, without limitation, the right to file a charge with or participate in any investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local agency.  Employee agrees to waive, however, his right to any monetary recovery should the EEOC or any state or local agency pursue any claims on Employee’s behalf.  Further, employee agrees to pay Company’s attorneys fees if Employee breaches the covenant not to sue contained in this Section 4.B.

C.                                     Company Property.  Employee will return all property belonging to Company to Company immediately upon the execution of this Agreement, whether such property is currently on or off the premises of Company, including, without limitation, any and all computer hardware or computer software.

D.                                    Confidentiality.  For all time hereafter forever, Employee will not use or make available or divulge to any person, firm, corporation or other entity any information of or regarding Company including, without limitation, trade secrets, customer lists, business policies, financial information, technical information, methods of operation, marketing programs, customer price lists or any other confidential or secret information concerning the business and affairs of Company or any of its affiliates.

E.                                      Confidentiality of Agreement.  Employee agrees that he will keep the terms and conditions of this Agreement strictly confidential except that Employee may disclose the terms and conditions of this Agreement to his spouse, if any, attorney, tax preparer, government agencies, or as required by law.  Employee agrees that in the event that Employee discloses any of the terms of this Agreement, including the fact of payment other than as set forth above, he shall be liable to Company as set forth in Section 4.G. of this Agreement and for any and all injuries or damages sustained by Company including costs, disbursements and attorneys’ fees incurred by Company as a direct result of Employee’s disclosure.

F.                                      Non-Disparagement.  Employee agrees that he shall not disparage or defame Company in any respect.

G.                                     Remedies.  Employee acknowledges that any breach of any of the promises set forth in Sections 4.C, 4.D., 4.E., and 4.F. will cause Company irreparable harm for which there is no adequate remedy at law and Employee therefore consents to the issuance of any injunction in favor of Company enjoining the breach of any of those promises by any court of competent jurisdiction.  If any promise made by Employee in this Section 3 should be held to be unenforceable because of its scope or duration, or the area or subject matter covered thereby, Employee agrees that the court making such determination shall have the power to reduce or modify the scope, duration, subject matter or area of that promise to the extent that allows the maximum scope, duration, subject matter or area permitted by applicable law.  Employee further agrees that the remedies provided for herein are in addition to, and are not to be construed as replacements for, or a limitation of, rights and remedies otherwise available to Company.

5.                                       Employee’s Understandings.  Employee acknowledges and represents that:

A.                                   Employee understands that he has the right to consult with an attorney regarding the meaning and effect of this Agreement.

B.                                     Employee also understands that he has a period of at least forty-five (45) calendar days from the date on which he receives an unsigned copy of this Agreement in which to consider whether or not to sign this Agreement and that, having been advised of that entitlement, he may elect to sign this Agreement at any time prior to the expiration of that time period.  Employee understands that any revisions to this that are not material will not restart the forty-five day period.  However, Employee understands that he shall not execute this Agreement at any time before the Separation Date.

C.                                     Employee understands that he may rescind (that is, cancel) within seven (7) calendar days of signing the Agreement the provisions of Section 4.A. of this Agreement with respect to claims arising under the Age Discrimination in Employment Act (the “Rescission Period”).  To be effective, rescission must be in writing, delivered to Company at 19075 NW Tanasbourne Drive, Suite 200, Hillsboro, Oregon, 97124, Attn: Patti Lusk, within the Rescission Period, or sent to Company, at such address, by certified mail, return receipt requested, postmarked within the applicable rescission period.

6.                                       Cancellation of Agreement By Company.  If Employee exercises his right of rescission under Section 5.C. of this Agreement, Company will have the right, exercisable by written notice delivered to Employee, to terminate this Agreement in its entirety, in which event Company will have no obligation whatsoever to Employee hereunder.  If Employee exercises his right of rescission under Section 5.C. of this Agreement, and Company does not exercise its right to terminate this Agreement hereunder, the remaining provisions of this Agreement (including specifically the remaining provisions of Section 4 of this Agreement) shall remain valid and continue in full force and effect.

7.                                       Performance By Employee.  Nothing contained herein shall operate as a waiver or an election of remedies by Company should Employee fail to perform any duty or obligation imposed upon him hereunder.  Notwithstanding anything contained herein to the contrary, this Agreement and the duties and obligations of Employee hereunder shall continue in full force and effect irrespective of any violation of any term or provision of this Agreement by Employee.

8.                                       No Admission Of Liability.  The parties agree that this Agreement shall not be considered an admission of liability by Company.  Company expressly denies that it is in any way liable to Employee or that it has engaged in any wrongdoing with respect to Employee.

9.                                       Employee Acknowledgments.  Employee acknowledges and represents that:  (a) he has read this Agreement and understands its consequences; (b) he has received adequate opportunity to read and consider this Agreement; (c) he has determined to execute this Agreement of his own free will and acknowledges that he has not relied upon any statements or explanations made by Company regarding this Agreement; and (d) the promises of Company made in this Agreement constitute fair and adequate consideration for the promises, releases and agreements made by Employee in this Agreement.

10.                                 Entire Agreement.  This Agreement , including any exhibits attached hereto or documents expressly referred to herein, contains the entire agreement between Company and Employee and supersedes and cancels any and all other agreements, whether oral or in writing, between Company and Employee with respect to the matters referred to herein; provided, however, that this Agreement does not supersede, cancel or otherwise void that certain Employee Confidentiality, Non-Disclosure and Intellectual Property Agreement, which shall remain in full force and effect.

11.                                 Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Oregon.

12.                                 Effective Date.  This Agreement was originally offered to Employee on or about May 30, 2008.  Employee shall have until the latter of the close of business on July 14, 2008 or the Separation Date to accept this Agreement but shall not sign this Agreement at any time before the Separation Date.  If Employee desires to accept this Agreement, Employee shall execute the Agreement and return the same to Company at the address set forth in Section 5.C. hereof.  If Employee does not so accept this Agreement, this Agreement, and the offer contained herein, shall be null and void as of the close of business on July 14, 2008.

13.                                 Counterparts.  This Agreement may be executed in counterparts with an executed counterpart to be delivered to the other party.  Each such executed counterpart shall be deemed an original but shall constitute one and the same instrument.

MATHSTAR, INC.

Dated:	7/14/08	By:	/s/ John M. Jennings
		Its:	Chief Accounting Officer

Dated:	7/14/08	/s/ Douglas M. Pihl
Douglas Pihl